Exhibit C
ARGYLE SECURITY, INC. ANNOUNCES DEREGISTRATION OF COMMON STOCK,
WARRANTS AND UNITS
SAN ANTONIO, March 30, 2010 /PRNewswire via COMTEX/ — Argyle Security, Inc., (OTC Bulletin Board: ARGL) (the “Company”), a service and solutions provider in the physical and electronic security industry, announced that it has voluntarily deregistered its common stock, warrants and units consisting of common stock and warrants and suspended its reporting obligations under the federal securities laws by filing today a Form 15 with the Securities and Exchange Commission (“SEC”). The Company is eligible to deregister these securities because it has fewer than 300 holders of record of each class of these securities.
Upon the filing of the Form 15, the Company’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will be suspended immediately, and deregistration of the securities is expected to be effective within 90 days after the filing of the Form 15.
The Company is taking these actions consistent with its heightened focus on cash management and cost and expense containment initiatives stemming from its 2009 financial results that it plans to submit to the OTC Disclosure and News Service not later than mid April 2010 as described below. Deregistration is expected to reduce significant financial and administrative burdens associated with being a SEC reporting company and related regulatory compliance under the Sarbanes-Oxley Act of 2002 (“SOX”), including under Section 404 of SOX that is currently scheduled to be applicable to the Company this year. As a result of deregistration of its securities, the Company will not conduct the proposed rights offering to purchase shares of its common stock as previously reported by the Company. In addition, the Company has no current plans to conduct any other “qualified equity offering” as previously described and reported by the Company in connection with its December 2009 refinancing transactions.
In connection with the Company’s decision to deregister its securities, the Company and its independent director negotiated a limited standstill agreement through the end of 2010, subject to certain exceptions, with the Company’s largest stockholder. In addition, the Company agreed to provide annual and quarterly financial statements through the OTC Disclosure and News Service at least through its 2010 annual financial statements. The Company plans to submit its audited financial statements for the year ended December 31, 2009 for dissemination on the OTC Disclosure and News Service not later than mid April 2010. Due to its prior SEC reporting and the reporting of its annual and quarterly financial statements through the OTC Disclosure and News Service, the Company anticipates that its common stock, units and warrants will continue to be eligible to be quoted on the Pink Sheets in the near term, however, there can be no assurances that any broker will make a market in the Company’s common stock or other securities.
Sam Youngblood, the President and Chief Executive Officer of the Company, commented: “After careful consideration, the Company took this action because we believe that the costs associated with being a SEC reporting company significantly outweigh the benefits to the Company and our stakeholders, particularly in light of the Company’s size, small market capitalization and thin trading of our securities.”

About Argyle Security, Inc.
Based in San Antonio, TX, Argyle is a provider of services and solutions in the physical electronic security industry. Argyle’s Corrections division is the controlling entity for business units consisting of ISI, PDI, Com-Tec and MCS, and is one of the nation’s largest providers of detention equipment products and service solutions, as well as turnkey, electronic security systems. These systems include unique engineering competencies and proprietary software products. Argyle’s Commercial division, consisting of MCS-Commercial Fire & Security and MCS Federal Systems focuses on the commercial security sector and provides turnkey, electronic security systems to the commercial and government markets. Please visit www.argylesecurity.com for additional information on Argyle.
Safe Harbor
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as “will,” “believe,” “expect,” “anticipate,” “encouraged,” “foresees,” “forecasts,” “estimates” and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the Company’s management identify forward-looking statements. The forward-looking statements are subject to risks and uncertainties, including the Company’s ability to successfully implement its cash management and cost and expense containment initiatives, the Company’s ability to have its common stock or other securities traded on the Pink Sheets, the scope and timing of reporting future financial results, downturns in economic conditions generally, the Company’s business or the state of the corporate credit markets. Consider these factors carefully in evaluating the forward-looking statements. The risk factors listed in the Company’s Form 10-K for the year ended December 31, 2008 and subsequently filed Forms 10-Q and 8-K or the information submitted to and disseminated by the OTC Disclosure and News Service also provide, or will provide, examples of risks, uncertainties and events that could cause actual results to differ materially from those contained in forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements and is not responsible for changes made to this press release for Internet or wire services.
CONTACT:
Argyle Security, Inc.
Sam Youngblood, President and CEO of Argyle Security, Inc.
(210) 495-5245
http://www.argylesecurity.com